Exhibit 99.1

FOR IMMEDIATE RELEASE

LENOX GROUP RESPONDS TO JOHN MORGAN’S STATEMENT

EDEN PRAIRIE, Minn., Nov. 13, 2006 — Lenox Group Inc. (NYSE: LNX), in response to a recent statement by John Morgan issued to the media concerning discussions between Mr. Morgan and its Board of Directors, today issued the following comments:

“The Lenox Group Board of Directors has made good faith efforts over several months to establish constructive dialogue with Mr. Morgan with respect to identifying a role for him with the company. Given Mr. Morgan’s actions to use the media as a forum for discussion, the company can only conclude that Mr. Morgan is not interested in working constructively with the Board and management to further the company’s business strategy.”

“The company, which is operating in an industry that is undergoing significant change and challenge, has recently outlined a plan to improve financial performance and enhance shareholder value. The company’s near-term priorities are focused on reducing costs and freeing up cash, which will be used to pay down debt. Key initiatives include improving inventory management, reducing the number of SKUs and simplifying its supply-chain structure. The company also has identified select asset sales that will provide cash for debt reduction. To grow the top line, the company is expanding distribution of its brands into alternative channels and product categories. Other strategies include further building its direct and retail businesses, and investing in new product innovation.”

Background

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In July, Mr. Morgan filed a Schedule 13D to report his 5 percent beneficial ownership in the company. He also contacted the company to inform them of his interest in helping the company with its business strategy and specifically his desire to be Vice Chairman of the Board and for Lenox to enter into a consulting arrangement with his company, Winmark Corp.

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In August, six Board members met individually with Mr. Morgan to consider his request to be named to the Board. After deliberation by the full Board, Mr. Morgan was offered a Board position in September that he subsequently declined.

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LENOX GROUP RESPONDS TO JOHN MORGAN’S STATEMENT. . ./2

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Members of the Board met again with Mr. Morgan on Wednesday, Nov. 1. During the meeting, Mr. Morgan said that he had never been interested in a Board position, but rather wanted to enter into a consulting arrangement and work with the Board and management to offer advice with respect to the company’s business strategy.

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Mr. Morgan prepared a “Consulting Agreement” that was delivered to Lead Director Stewart Kasen on Friday, Nov. 3. The Board was in the process of preparing a response to Mr. Morgan’s request when Mr. Morgan terminated discussions on Thursday, Nov. 9.

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In the Board’s view, the draft consulting agreement that Mr. Morgan proposed was unacceptable since it would have provided Mr. Morgan with many of the benefits of being a Board member and senior executive of the company, without having to assume any of the obligations or be subject to the public accountability that comes with such roles.

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Specifically, the Board found the terms set forth in Mr. Morgan’s proposed consulting agreement far too broad and covering too many areas beyond what would be considered appropriate for a consultant. For example, the “Scope of Work” in Mr. Morgan’s draft agreement includes having an “observer” position with the Board; “play[ing] a role” in investor relations, investment banking and unspecified other “outside advisory services”; and acting as an advisor to the Board’s nominating committee.

•	Additionally, Mr. Morgan’s proposed agreement would have given him the right to cause the company to terminate any employee who “pose[s] an impediment” to the performance of the consulting services.
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While Mr. Morgan was seeking $500,000 in annual fees, the draft agreement did not identify any deliverables, key milestones or timetable for delivery of the work that is typical of consulting agreements.

While the Lenox Board cannot proceed on the basis set forth in Mr. Morgan’s proposed consulting agreement, it remains open to discussing with Mr. Morgan ways in which he can provide assistance to the company consistent with good corporate governance and the interests of the company’s shareholders.

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